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                                                                   Exhibit 10.36

August 24, 1998

CONFIDENTIAL


Mr. Dennis LeStrange
President, Northeast Distinct
755 Winding Brook Dr.
Glastonbury, CT 06033

Dear Dennis:

I am pleased to offer you the position of Sr. Vice President for Marketing. Following is a summary of your compensation and highlights of the associated benefits, which will be effective upon your execution of the Executive Employment Agreement.

1.   A base salary of $250,000, effective August 1, 1998.

2. A bonus opportunity of $250,000. You will be guaranteed your bonus for the fourth quarter of fiscal 1998. Your bonus for fiscal 1999 will be guaranteed at the rate of 75%. The bonus criteria will be communicated to you shortly.

3. A one-time grant of 50,000 Stock Options, subject to Board of Director approval.

4.   A monthly auto allowance of $500.

5. Relocation benefits as outlined in Addendum C of the Executive Employment Agreement.

6.   A moving bonus of $100,000 grossed up to accommodate incurred income taxes.

7. If you incur a loss on the sale of your home, the company will reimburse you for that loss. Your home sale loss assistance will be based on the sale price of the home plus IRS capital improvements as defined by the Internal Revenue Service.

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                                                                   Exhibit 10.36


8. If you are not appointed to the position of President, Business Services or another position that is agreeable to you on or about October 1, 1999, you will have the option, at that time, to resign and receive a severance package that would include two years of salary.

9.   Fringe benefits consistent with IKON's policy.

10. The "Change of Control" agreement will be offered to you subject to Board of Director approval.

11. IKON will reimburse you for reasonable Country Club initiation fees and dues.


Dennis, I am looking forward to continuing our professional partnership and the contribution that I know you will provide to IKON's Business Services Division.

Very truly yours,

/s/ Peter W. Shoemaker

Peter W. Shoemaker
Sr. Vice President, Business Operations